Exhibit 10(ff)

May 31, 2011

Mr. Martin F. Ellis

3482 Roundwood Road

Hunting Valley, Ohio 44022

Dear Martin:

The purpose of this letter agreement (the “Agreement”) is to detail the terms and conditions of your separation from Agilysys, Inc. (the “Company”). As of the close of business on the date of the Company’s 2011 Annual Meeting (the “Separation Date”), your employment with Agilysys will terminate. You will cease serving as President and Chief Executive Officer of the Company effective May 31, 2011, but will remain a Director of the Company from May 31, 2011 through the Separation Date. On the Separation Date, you will resign from all positions with the Company and its subsidiaries.

1) Severance and Benefits. Subject to paragraph 2 below, you will receive the following payments and benefits:

a) Salary and Benefits. Through your Separation Date, you will continue to receive a salary at your current rate and pay intervals, and you will continue to be eligible to participate in all employee benefits programs currently available to you.

b) Severance. You will be entitled to the severance benefits set forth in your Change of Control Agreement, as amended, originally dated June 30, 2003, and as subsequently amended through December 31, 2008 (the “Change of Control Agreement”) and incorporated by reference herewith, payable in connection with a termination without Cause, as defined in the Change of Control Agreement. A schedule of these benefits is attached as Exhibit A. You expressly waive and relinquish any rights you may have to any severance benefits to which you are not entitled or vested as of the date of this Agreement under any other program, agreement, or policy.

c) Annual Incentives. You will be eligible for a FY11 annual incentive in an amount to be determined by the Compensation Committee of the Board of Directors of the Company upon final sign-off by the Company’s independent auditor of the FY11 financial results. Your payout under the FY11 AIP for MBO’s will be at 100% of MBO target.

d) Vacation Pay. You will continue to accrue vacation days through the Separation Date and will be paid for all accrued and unused vacation days as of your Separation Date.

e) Equity Awards. All vested and unvested equity awards as of the Separation Date shall be governed by the Stock Incentive Plans pursuant to which they were granted and the Grant Agreements you were awarded (all such Grant Agreements are incorporated by reference herewith). Equity-based award benefits will be treated in accordance with a termination without Cause, as defined in the relevant Grant Agreements and plan documents.

Mr. Martin F. Ellis

May 31, 2011

f) Outplacement. As further consideration for the execution of this Agreement, the Company will pay outplacement fees and expenses for outplacement services charged by Ratliff & Taylor for a period of twelve months from your Separation Date, such fees and expenses to be limited to $50,000.

2) Severance Conditions. Receipt of the FY11 annual incentive outlined above in Section 1(c) and of the benefits outlined above in Section 1(f) shall be conditioned upon your:

a) Performing all of the following tasks in accordance with acceptable performance standards through the Separation Date:

i) providing reasonable assistance to the Company in connection with a smooth and orderly transition of your responsibilities;

ii) performing such other duties reasonably requested of you by the Chairman of the Board;

b) Assisting in the preparation of and filing with the Securities and Exchange Commission the FY11 Form 10-K of the Company and taking customary actions and executing customary representation letters, certifications and other documents in connection therewith;

c) Use of reasonable best efforts to obtain vendor consents required by the Company’s Stock Purchase Agreement, dated May 27, 2011 relating to the sale of the Company Technology Solution Group business;

d) Being reasonably available during normal business hours to work on matters as assigned by the Chairman of the Board of the Company; and

e) Executing the Release attached as Exhibit B and not revoking your release of claims under the Age Discrimination in Employment Act in accordance with the terms therewith.

3) Voluntary Resignation, Death, Disability, or Permitted Revocation. Notwithstanding anything in this Agreement to the contrary, if you voluntary resign, die or become disabled prior to the Separation Date, you will forfeit all severance payments and other benefits outlined in this Agreement and your separation will instead be governed by the terms of the Change of Control Agreement.

4) Severability. If any part of this Agreement is found to be unlawful or unenforceable to any extent, every other part of this Agreement shall remain fully valid and enforceable to the maximum extent permitted by law. However, if any portion of Release is found to be unlawful or unenforceable, then you agree to return the FY11 annual incentive outlined above in Section 1(c) and the monies paid on your behalf as outlined above in Section 1(f).

Mr. Martin F. Ellis

May 31, 2011

5) Cooperation. If any federal, state, or local administrative agency is required to approve any part of this Agreement, including the attached Release, before it can be effective, I agree to cooperate and perform any act necessary or requested to bring about that approval.

6) Miscellaneous.

a) Executive Officer Status. After the Separation Date, as a former executive officer and Director of the Company you will continue to be subject to Section 16 of the Securities Exchange Act of 1934. Please call Kathleen Weigand if you have any questions regarding Section 16.

b) Benefits. Notwithstanding any other provision of this Agreement, the continued availability of any employment benefits is subject to the continued existence of the applicable benefits plans of the Company, the terms of all applicable benefits plans of the Company, as such terms and conditions are in effect from time to time in the future, and changes in governing laws and regulations applicable to the benefit plans. Nothing in this Agreement is meant to in any way restrict the ability of the Company to amend or eliminate any of such plans, according to the terms thereof.

c) Taxes. Any payments made by the Company hereunder are subject to applicable federal, state and local tax withholding. It is expressly understood that the Company makes no representations or warranties regarding the tax implications of the compensation and benefits paid under this Agreement, including without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended and applicable administrative guidance and regulations.

d) Attorney. You understand and acknowledge that you have the right to consult an attorney regarding the terms of this Agreement prior to your signing this letter, that you have been given ample time to do so and that whether or not you have done so is totally your choice.

e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of you and your legal representatives, heirs, and beneficiaries and the Company and its successors and assigns.

f) Headings. The headings in this Agreement exist only for the sake of convenience. The headings do not constitute part of this Agreement.

g) Governing Law. The terms of this Agreement will be governed by the laws of the State of Ohio.

Mr. Martin F. Ellis

May 31, 2011

7) Entire Agreement. There are no other agreements, contracts, or promises other than those set forth in this Agreement and the payment obligations set forth in your Change of Control Agreement, Grant Agreements and the accompanying Stock Incentive Plans. This Agreement supersedes all other earlier agreements, contracts, understandings, and promises made between us, whether express or implied. Notwithstanding the foregoing, any prior agreements that may exist between you and the Company concerning your obligation to refrain from unfair competition against the Company, and to preserve the Company’s confidential business information and trade secrets, shall remain in force according to the terms thereof. In making your decision to sign this Agreement, you are not relying on any promise that the Company or its employees or agents have made to you, other than the promises that are actually set forth in writing in the text of this document.

Sincerely,

Keith Kolerus

Chairman of the Board

Agilysys, Inc.

AGREED AND ACCEPTED:	I agree to waive my right to revoke my acceptance of this Agreement:

Martin F. Ellis	Martin F. Ellis
Date:	Date: